Exhibit 5.1

Walder Wyss Ltd. Seefeldstrasse 123 P.O. Box 8034 Zurich Switzerland Telephone +41 58 658 58 58 Fax +41 58 658 59 59 www.walderwyss.com

To: Auris Medical Holding AG Bahnhofstrasse 21 6300 Zug Switzerland

Zurich, 28 March 2018

Auris Medical Holding AG – Swiss Legal Opinion (Registration Statement on Form F-1)

Dear Madam, Dear Sir,

We have acted as Swiss counsel to Auris Medical Holding AG (the Company) in connection with the filing of a registration statement on Form F-1 (the Registration Statement) and the documents incorporated by reference therein by the Company with the U.S. Securities and Exchange Commission (the Commission) pursuant to the Securities Act of 1933 filed with the Commission relating to the proposed sale by Lincoln Park Capital LLC, Anson Investments Master Fund LP, Sabby Volatility Warrant Master Fund, Ltd, Empery Asset Master, LTD, Empery Tax Efficient, LP, Empery Tax Efficient II, LP, Iroquois Master Fund Ltd. und Iroquois Capital Investment Group LLC (the Investors) of up to 750,002 common shares of CHF 0.02 par value each of the Company upon exercise of certain warrants (the Warrants; the common shares of CHF 0.02 par value issuable upon exercise of the Warrants, the Warrant Shares) in accordance with a certain securities agreement dated as of 26 January 2018 between the Auris Medical Holding AG and the Investors (the Agreement).

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As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

1.	Scope and Limitation of Opinion

Our opinion is strictly confined to matters of Swiss law as in force at the date hereof and as it is presently applied by the Swiss courts. Such law and its interpretation are subject to change. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgment.

Our opinion is strictly limited to the Documents (as defined below) and the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents, except the Incorporated Documents, or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation or verification as to any matters stated herein.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

2.	Documents

For purposes of rendering the opinion expressed herein, we have received the following documents (the Documents):

(a)	a .pdf copy of the Registration Statement;

(b)	a .pdf copy of the Agreement;

(c)	a .pdf copy of the common share purchase warrant relating to the Warrants (the Warrant Document, and together with the Agreement, the Securities Document);

(d)	a .pdf copy of the public deed on the resolution of the Company’s shareholders’ meeting dated 30 January 2018 approving the incorporation of

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the Company as well as the conditional share capital of the Company under its articles of association (the Incorporation Resolution);

(e)	a .pdf copy of the merger agreement between Auris Medical Holding AG and the Company dated 9 February 2018 (the Merger Agreement);

(f)	a .pdf copy of the public deed on the resolution of Auris Medical Holding AG’s shareholders’ meeting dated 12 March 2018 approving, inter alia, the merger into the Company in accordance with the Merger Agreement (the First Merger EGM Resolution);

(g)	a .pdf copy of the public deed on the resolution of the Company’s shareholders’ meeting dated 12 March 2018 approving, inter alia, the merger of Auris Medical Holding AG into the Company (the Second Merger EGM Resolution, and together with the Incorporation Resolution and the First Merger EGM Resolution, the GM Resolutions);

(h)	a .pdf copy of the certified articles of incorporation of the Company in their version of 13 March 2018 (the Articles);

(i)	a .pdf copy of a certified excerpt from the daily registry (Tagebuchauszug) of the Commercial Register of the Canton of Zug dated 13 March 2018 relating to the recording of the merger of Auris Medical Holding AG into the Company and the Articles as per the Second Merger EGM Resolution (the Excerpt); and

(j)	a .pdf copy of the organizational regulations (Organisationsreglement) of the board of directors of the Company as adopted on 12 March 2018 (the Organizational Regulations).

No documents have been reviewed by us in connection with this opinion other than the Documents listed in this Section 2 (Documents).

All terms used in this opinion in uppercase form shall have the meaning ascribed to them in the Registration Statement, unless otherwise defined herein.

3.	Assumptions

In rendering the opinion below, we have assumed:

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(a)	the conformity to the Documents of all documents produced to us as copies, fax copies or via e-mail, and that the original was executed in the manner appearing on the copy of the draft;

(b)	the genuineness and authenticity of the signatures on all copies of the original Documents thereof which we have examined, and the accuracy of all factual information contained in, or material statements given in connection with, the Documents;

(c)	the GM Resolutions have been duly resolved in meetings duly convened and have not been rescinded or amended and are in full force and effect;

(d)	the Registration Statement has been duly filed by the Company;

(e)	the Articles, the Organizational Regulations and the Excerpt are unchanged and correct as of the date hereof and no changes have been made which should have been or should be reflected in the Articles, and the Organizational Regulations and the Excerpt as of the date hereof;

(f)	all parties to the Securities Document have performed (and if not yet performed, will perform) all obligations by which they are bound in accordance with the respective terms;

(g)	the sections of the Securities Document expressed to be governed by the law of the State of New York are and will be valid, binding and enforceable under the law of the State of New York, and the choice of the law of the State of New York provided in the Securities Document is valid under the law of the State of New York;

(h)	that all parties to the Securities Document (other than the Company) have the capacity, power, authority and legal right to enter into, execute, deliver and perform their respective obligations under the Securities Document under all relevant laws and regulations;

(i)	that the Securities Document has been or will be duly and validly signed, executed and delivered by all parties (other than the Company) thereof and that the execution, delivery and performance of or under the Securities Document by the parties thereto (other than the Company) have been or will be duly and validly authorized by all necessary corporate actions;

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(j)	that all parties to the Securities Document comply with all matters of validity and enforceability under any laws (other than Swiss law);

(k)	that neither the execution and delivery of the Securities Document nor the transactions contemplated by the Securities Document will be illegal or contrary to the laws of any relevant jurisdiction (other than Switzerland);

(l)	the exercise notice with respect to the Warrant Shares to be issued out of the conditional share capital of the Company will be duly delivered in accordance with Swiss law and the Securities Document;

(m)	the payment of the exercise price in connection with an exercise notice relating to Warrant Shares will be made in accordance with Swiss law and the Securities Document;

(n)	upon due delivery of the exercise notice and due payment of the exercise price with respect to Warrant Shares issued out of the conditional share capital of the Company, the Company will register the Warrant Shares issued out of the conditional share capital in the Company’s uncertificated securities book; and

(o)	to the extent relevant for purposes of this opinion, all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate.

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4.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the following opinion:

1.	The Warrant Shares that may be issued out of the conditional share capital of the Company in connection with the Securities Document, if and when such Warrant Shares are issued pursuant to the Securities Document, and after at least the exercise price as provided under the Securities Document (being in no case below the nominal value of the Warrant Share) has been paid-in in cash, will be validly issued, fully paid and non-assessable.

5.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Swiss bar and do not hold themselves to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)	This opinion is based on the current provisions of the laws of Switzerland and the regulations thereunder in effect on the date hereof and only as currently interpreted in Switzerland. Such laws and their interpretation are subject to change.

(c)	We express no opinion as regards the withdrawal of shareholders’ preferential subscription rights (Vorwegzeichnungsrechte) in connection with the issuance of Warrants and Warrant Shares, respectively.

(d)	When used in this opinion, the term ”non-assessable“ means that no further contributions have to be made by the relevant holder of the Warrant.

(e)	The issuance of any Warrant Shares out of conditional share capital requires sufficient conditional share capital at the time the holder of the Warrants submits the exercise notice and pays the exercise price as provided under the Securities Document. We express no opinion as to the future availability of conditional share capital.

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(f)	Any issuance of the Warrant Shares out of conditional share capital must be confirmed by the auditor of the Company, and amended articles of association of the Company reflecting the issuance of Warrant Shares out of the conditional share capital, together with ascertainments by the Company's board of directors in a public deed and said confirmation by the Company's auditor, must be filed with the competent commercial register no later than three months after the end of the Company's fiscal year.

(g)	We express no opinion as to the accuracy or completeness of the information contained in the Registration Statement.

(h)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, we express no opinion as to tax law.

(i)	It should be noted that pursuant to article 706 and 706a of the Swiss Code of Obligations, the shareholders are entitled to challenge resolutions adopted by the shareholders' meeting (Generalversammlungsbeschlüsse) that violate the law or a company's articles of association by initiating legal proceedings against a company within two months following such meeting. Such period has not lapsed with respect to the GM Resolutions.

6.	Miscellaneous

(a)	We do not assume any obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

(b)	We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

(c)	This opinion is governed by and shall be construed in accordance with the substantive laws of Switzerland, the ordinary Courts of Zurich having exclusive jurisdiction.

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Yours faithfully,

/s/ Alex Nikitine

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